Exhibit 2

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 15, 2019, by and among MoneyOnMobile, Inc., a Texas corporation, with headquarters located at 500 North Akard Street, Suite 2850, Dallas, TX 75201 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A.          The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Regulations S, Regulation D or Section 4(a)(2) thereunder.

B.           The Company has authorized the issuance of senior notes of the Company, in substantially the form attached hereto as Exhibit A (the “Notes”), in an aggregate principal amount of Notes of up to $1,200,000, and Warrants, in substantially the form attached hereto as Exhibit B (the “Warrants”), representing the right to purchase up to an aggregate of 55,600,000 shares of Common Stock (as defined below) (the shares of Common Stock issuable upon exercise of the Warrants, collectively, the “Warrant Shares”).

C.           Each Buyer wishes to purchase, and the Company wishes to sell, at the First Closing or any Subsequent Closing (each as defined below), upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Notes set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers attached hereto (which Notes issued to all Buyers at the Closing shall be no greater than $1,200,000 aggregate principal amount), and (ii) Warrants representing the right to purchase that number of shares of Common Stock set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which Warrants issued to all Buyers shall be exercisable for an aggregate maximum of 55,600,000 Warrant Shares).

D.           The Notes will rank senior to all outstanding and future indebtedness of the Company and its Subsidiaries (as defined below).

E.           The Notes, the Warrants and the Warrant Shares collectively are referred to herein as the “Securities”.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.           PURCHASE AND SALE OF NOTES AND WARRANTS.

(a)          Purchase of Notes and Warrants at Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, at the Closing, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, shall purchase from the Company, (x) a Note in the original principal amount as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate principal amount of Notes for all Buyers shall be no greater than $1,200,000) and (y) Warrants to acquire up to that number of Warrant Shares as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which Warrants for all Buyers shall be exercisable for an aggregate maximum of 55,600,000 Warrant Shares).

(b)          Closing. The date and time of the first closing of the purchase and sale of the Notes and the Warrants pursuant to Section 1(a) (the “First Closing”) shall be 10:00 a.m., New York City time, on the second business day after the date of this Agreement (or such other date and time as is mutually agreed to by the Company and each Buyer), subject to the satisfaction of the conditions set forth herein. The First Closing shall be held at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, NY 10019. The Company may continue to offer and sell Securities and conduct additional closings (each, a “Subsequent Closing”) for the sale of such Securities after the First Closing and until the termination of the Offering. Unless earlier terminated, this Offering will continue until the 30th day after the Closing Date of the First Closing. There may be more than one Subsequent Closing; provided, however, that the final Subsequent Closing shall take place no later than the 30th day after the Closing Date of the First Closing. Notwithstanding the foregoing, no more than $1,200,000 in principal amount of Notes and Warrants to purchase no more than 55,600,000 Warrant Shares will be sold at the First Closing and all Subsequent Closings. As used in this Agreement, the term “Closing Date” shall mean such date on which the First Closing or any Subsequent Closing, respectively, actually occurs, unless otherwise specified or the context otherwise requires. In addition, as used in this Agreement, the term “Closing” shall have the respective meaning of the First Closing or any Subsequent Closing, as applicable.

(c)          Purchase Price. The aggregate purchase price for the Notes and the Warrants to be purchased by each Buyer at the Closing shall be the amount set forth opposite each Buyer’s name in column (5) of the Schedule of Buyers. Each Buyer shall pay $1,000 for each $1,000 of principal amount of Notes and related Warrants to be purchased by such Buyer at the Closing. The Buyers and the Company agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Buyers and the Company mutually agree that the allocation of the issue price of such investment unit between the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount allocated to the Warrants as agreed among the Buyers and the Company and the balance of the purchase price allocated to the Notes, and neither the Buyers nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes. The Buyers and the Company mutually agree that of the aggregate proceeds from the sale of the Securities to the Buyers shall be used as set forth on Schedule 4(c) and of the aggregate proceeds from the sale of the Securities at the First Closing, (i) $400,000 shall be sent to the Company’s deposit account, and (ii) $600,000 shall be advanced to the Company upon request from time to time within five months after the Closing, subject to the conditions set forth in the Note, including approval of the requested amounts and proposed use thereof by the Board of Directors of the Company. To the extent Securities are sold at any Subsequent Closing, the Buyers participating in such Subsequent Closing shall advance the full principal amount of the Notes sold at such Subsequent Closing to the Company on the date of such Subsequent Closing.

(d)          Form of Payment. On the Closing Date, (i) each Buyer shall pay its applicable purchase price to the Company for the Notes and the Warrants to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall deliver to each Buyer the Notes (allocated in the principal amounts as such Buyer shall request) which such Buyer is then purchasing hereunder along with the Warrants (allocated in the amounts as such Buyer shall request) which such Buyer is purchasing hereunder, in each case duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2.           BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer, severally and not jointly, represents and warrants with respect to only itself that, as of the date hereof and as of the Closing Date:

(a)          Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)          Status of Buyer.

Non-U.S.-Person Buyers:

(i)        Such Buyer is not a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act) and is not acquiring the Securities for the account or benefit of any U.S. Person.

(ii)       Such Buyer is acquiring the Notes and Warrants from the Company and will acquire Warrant Shares issuable upon exercise of the Warrants for its own account, for investment purposes only and not with a view to the resale and distribution thereof, in whole or in part.

(iii)       Such Buyer acknowledges and agrees that hedging transactions involving the Notes and Warrants or the Warrant Shares may not be conducted unless conducted in compliance with law.

(iv)       Such Buyer acknowledges and agrees that, pursuant to the provisions of Regulation S, the Securities cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions for a period of six months from and after the Closing Date, unless such securities are registered for sale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available.

(v)       Such Buyer acknowledges that the Securities may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available. In connection with any resale of the Securities pursuant to Regulation S, the Company will not register a transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act.

(vi)       Such Buyer has not acquired the Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities; provided, however, that the Buyer may sell or otherwise dispose of the Securities pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

U.S.-Person Buyers:

(viii)     Such Buyer is acquiring the Securities solely for such Buyer’s own account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part. Such Buyer has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Securities and has no plans to enter into any such agreement or arrangement.

(ix)       Such Buyer is aware that an investment in the Securities is high risk, involving a number of very significant risks.

(x)       Such Buyer is able to bear the economic risk of such Buyer’s entire investment in the Securities and Buyer understands that the Securities cannot be readily sold, and Buyer has adequate means of providing for Buyer's current financial needs and possible personal contingencies without having to resort to the funds contemplated to be used for the purchase of the Securities.

(xi)       Such Buyer is an "accredited investor" as defined in SEC Rule 501(a) under Regulation D as follows:

___________ (INITIAL if applicable) Buyer’s net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 excluding the person’s primary residence. Any indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the date of Subscription Agreement, shall not be included as a liability. Indebtedness that is secured by the primary residence in excess of the estimated fair market value of the primary residence at the date of the Subscription Agreement must be included as a liability,

___________ (INITIAL if applicable) Buyer has an income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year,

___________ (INITIAL if applicable) Buyer is a corporation, partnership or other entity, not formed for the specific purpose of acquiring the Common Stock, with total assets in excess of $5,000,000,

___________ (INITIAL if applicable) Buyer is an entity in which all of the equity owners are accredited investors;

and such Buyer acknowledges that the Company may need to verify an investor’s status as an “accredited investor” by obtaining certain tax and financial information and documentation. Such Buyer agrees to provide such information and documentation which may include filed Form 1040 (“U.S. Individual Income Tax Return”) for the two most recent tax years; Form W-2 (“Wage and Tax Statement”); and Form 1099 report of various types of income. To verify eligibility based on net worth, such information and documentation may include bank statements, brokerage statements, tax assessments and appraisal reports. In lieu of obtaining the foregoing income and net worth information and documentation, we may obtain written confirmation from an investor’s attorney, CPA, registered stock broker, investment adviser that such person or entity has taken reasonable steps to verify that the prospective investor is an “accredited investor” within the prior three (3) months and has determined that such purchaser is an “accredited investor”.

(c)          Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d)          Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)          No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)           Transfer or Resale. Such Buyer understands that: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder; and (iii) neither the Company nor any other Person (as defined below) is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)          Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and the stock certificates representing the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED OTHER THAN (1) TO THE COMPANY, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN ACCORDANCE WITH ANY APPLICABLE LAWS OF ANY STATE OF THE UNITED STATES, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144, IF APPLICABLE, UNDER THE SECURITIES ACT OR (5) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT BUT IS IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN RELATION TO WHICH THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION TO SUCH EFFECT FROM COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY PRIOR TO SUCH OFFER, SALE, TRANSFER OR ASSIGNMENT.

Following a request by a Buyer, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A without the need for current public information. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(h)          Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)           No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date:

(a)          Organization. The Company and each of its Subsidiaries (as defined below) is a company duly organized and validly existing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is organized.

(b)         Due Authorization; Enforceability. The Company has all right, corporate power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement, the Notes, the Warrants, the Subordination and Standstill Agreement by and among the Company, S7 Finance B.V., as agent for the Buyers, and certain creditors of the Company (the “Subordination and Standstill Agreement”), the Security Agreement by and between the Company and S7 Finance B.V., as agent for the Buyers (the “Security Agreement”), and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the compliance by the Company with each of the provisions of the Transaction Documents (including the issuance of the Notes and the Warrants, and the reservation for issuance and issuance of Warrant Shares issuable upon exercise of the Warrants) are within the corporate power and authority of the Company and have been duly authorized by all requisite corporate and other action of the Company. This Agreement has been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly and validly executed and delivered by the Company, and each constitutes, or when executed will constitute, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitation imposed by general principles of equity, regardless of whether enforcement is sought at law or in equity and insofar as indemnification and contribution provisions may be limited by applicable law.

(c)          Subsidiaries. The Company has no Subsidiaries except as set forth on the disclosure letter furnished to Buyers, which sets forth an organizational chart depicting each Subsidiary of the Company (and any Subsidiary of each Subsidiary of the Company), and the number and percentage of shares of outstanding capital stock or other equity or similar interest held by the Company or applicable Subsidiary. “Subsidiaries” means any Person (as defined below) in which the Company, directly or indirectly, (x) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (y) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary”; provided, however, that for purposes of the representations and warranties of the Company in this Agreement the term “Subsidiary” shall expressly not include My Mobile Payments Ltd. (“MMPL”). For the avoidance of uncertainty, notwithstanding anything else to the contrary herein, the Company is UNABLE TO REPRESENT and DOES NOT MAKE ANY REPRESENTATIONS HEREIN regarding My Mobile Payments Ltd. due to the pending dispute in India. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(d)          SEC Reports. The Company is UNABLE TO REPRESENT and DOES NOT REPRESENT that it has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). THE COMPANY IS DELINQUENT IN ITS FILING OBLIGATIONS UNDER THE EXCHANGE ACT.

(e)           Issuance of Securities. The issuance of the Notes and the Warrants are duly authorized and, upon issuance, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) 100% of the maximum number of Warrant Shares issued and issuable pursuant to the Warrants, each as of the Trading Day (as defined in the Warrants) immediately preceding the applicable date of determination. Upon exercise of the Warrants in accordance with the Warrants, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of each of the representations and warranties of the Buyers set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f)           No Conflicts or Violation; Consents and Approvals. Neither the execution, delivery or performance by the Company of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby (including the issuance of the Notes and the Warrants, and the reservation for issuance and issuance of Warrant Shares issuable upon exercise of the Warrants) will:

(i)        conflict with, or result in a breach or a violation of, any provision of the organizational documents of the Company or (ii) constitute a breach, violation or default, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any (1) law applicable to or binding on the Company or (2) provision of any commitment to which the Company is a party, except in the case of clause (a)(ii)(1), such conflict, breach, violation or default would not result in a Material Adverse Change. “Material Adverse Change” means any material adverse change on the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole; and

(ii)       require the Company to make or obtain the consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, or assignment by, any governmental entity or any Person that is not a governmental entity (including any party to any commitment to which the Company is a party to), except in the case of clause (b), where the failure to obtain consent would not result in a Material Adverse Change.

(g)         Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Formation or the laws of the State of Texas which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including the Company’s issuance of the Securities and any Buyer’s ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(h)          Transactions With Affiliates and Employees.

(i)        None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or its subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $25,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option, restricted stock or other compensation-related agreements under any equity plan of the Company.

(ii)        The Company has furnished to the Buyers a disclosure letter which contains true and correct information regarding (a) the total number of employees and consultants employed or engaged by the Company and its Subsidiaries as of January 31, 2019 and (b) the aggregate annual compensation of such employees and consultants.

(i)           Equity Capitalization. The Company has furnished to the Buyers a disclosure letter which contains true and correct information regarding (i) the number of authorized and outstanding shares of capital stock of the Company; (ii) any preemptive rights or other similar rights or any liens or encumbrances suffered or permitted by the Company with respect to such shares of capital stock; (iii) any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries other than equity awards (including to employees and directors); (iv) any financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) any agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) any outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) any securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (viii) any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of such information in the disclosure letter remains true and correct as of the date hereof. The Company has furnished or made available to the Buyers true, correct and complete copies of the Company’s Certificate of Formation, as amended and as in effect on the date hereof, including the Certificates of Designation thereto (the “Certificate of Formation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for shares of Common Stock and the material rights of the holders thereof in respect thereto.

(j)           Indebtedness and Other Contracts.

(i)       The Company has furnished to the Buyers a disclosure letter which contains true and correct information regarding (i) any outstanding Indebtedness (as defined below) of the Company and its Subsidiaries as of January 31, 2019, (ii) any outstanding trade payables of the Company and its Subsidiaries as of January 31, 2019, (iii) any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iv) any violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness of the Company and its Subsidiaries, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (v) any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Such information includes a detailed description of the material terms of any such outstanding Indebtedness of the Company and its Subsidiaries and all of such information in the disclosure letter remains true and correct as of the date hereof. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(ii)       The Company has furnished to the Buyers a disclosure letter which contains true and correct information regarding any agreement, understanding, instrument, contract or proposed transaction to which the Company is a party or by which it is bound that involves the obligation of the Company or its stockholders, or the grant of rights to any Person, to elect, appoint or designate a director of the Company.

(k)          Subsidiary Investments. The Company has furnished to the Buyers a disclosure letter which contains true and correct information regarding all investments in, cash contributions or loans to, or amounts in excess of $25,000 paid or incurred for the benefit of, any Subsidiary of the Company located or operating in India or the India business operations, in each case in the past 24 months.

(l)           Private Placement. Assuming the accuracy of the Buyers’ representations and warranties set forth in Section 2(b), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Buyers as contemplated hereby.

(m)         Ranking of Notes. No Indebtedness of the Company or any of its Subsidiaries is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(n)         No Payment of Transfer Taxes. No transfer, documentary, stamp, sales, use and other taxes have been or will be required or imposed by reason of, the transfer of the Securities to the Buyers.

(o)          Office of Foreign Assets Control. Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

(p)         Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

4.           COVENANTS AND OTHER AGREEMENTS.

(a)          Best Efforts. Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)          Reporting Status. Until the date on which the Buyers shall have sold all of the Warrant Shares and none of the Notes or Warrants are outstanding (the “Reporting Period”), the Company shall use its reasonable efforts to file all reports required to be filed with the SEC pursuant to the 1934 Act, and without the written consent of the Required Warrant Holders (as defined below) the Company shall not terminate its status as an issuer required to file reports under the 1934 Act.

(c)          Use of Proceeds. The Company will use the proceeds from the sale of the Securities solely as set forth on Schedule 4(c).

(d)          Expenses. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(e)          Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the fourth Business Day after this Agreement has been executed, the Company shall file one or more Current Reports on Form 8-K describing the material terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including this Agreement, the form of Note and the form of the Warrant) as exhibits to such filing.

(f)          Additional Notes. So long as any Buyer beneficially owns any Notes, the Company will not issue any Notes other than as contemplated hereby and the Company shall not issue any other securities that would cause a breach or default under the Notes.

(g)          Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall (i) maintain its corporate existence and (ii) not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants.

(h)          Reservation of Shares. So long as any Notes or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the Required Reserved Amount. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares.

(i)           Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. For the avoidance of doubt, the Company’s existing delinquency in filing SEC Reports shall not deemed to be such a violation for purposes of this Agreement.

(j)           Litigation. During the Reporting Period, the Company and its Subsidiaries shall not shall not threaten, commence, settle, compromise or offer to settle or compromise any material claim, complaint, demand, grievance, prosecution, action, appeal, petition, plea, charge, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar legal, judicial, arbitral or administrative proceeding involving the Company or any of its Subsidiaries or their respective current or former management without the written consent of the Required Note Holders.

(k)          Piggyback Registration Rights. If at any time the Company has registered or has determined to register any of its securities for its own account or for the account of other security holders of the Company on any registration form (other than Form S-4 or S-8) which permits the inclusion of the Warrant Shares (a “Piggyback Registration”), the Company will give the Buyers written notice thereof promptly (but in no event less than 15 days prior to the anticipated filing date) and shall include in such registration all Warrant Shares requested to be included therein pursuant to the written request of one or more Buyers received within 10 days after delivery of the Company’s notice.  If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, and the managing underwriters advise the Company and the Buyers that in their reasonable opinion the number of Warrant Shares proposed to be included in such registration will jeopardize the success of the subject offering (including the offering price per share), the Company shall include in such registration:  (i) first, the number of shares of Common Stock that the Company proposes to sell; and (ii) second, the number of Warrant Shares requested to be included therein by the Buyers who have provided notice in accordance with this Section 4(k) pro rata among all such holders on the basis of the number of Warrant Shares requested to be included therein by all such Buyers or as such Buyers and the Company may otherwise agree. In addition, if requested in writing by the Required Warrant Holders, the Company and the Buyers shall enter into a registration rights agreement regarding the Warrant Shares in substantially the form as the registration rights agreement, dated as of April 28, 2011, between the Company and HD Special-Situations II, LP. as filed as exhibit 4.1 to the Company’s Form 8-K filed with the SEC on May 4, 2011.

(l)           Stock Splits. Until the Notes are no longer outstanding, the Company shall not effect any stock combination, reverse stock split or other similar transaction (or make any public announcement or disclosure with respect to any of the foregoing) without the prior written consent of the Required Note Holders.

(m)         Closing Documents. On or prior to fourteen (14) calendar days after the Closing Date, the Company agrees to deliver, or cause to be delivered, to each Buyer executed copies of the Transaction Documents, Securities and any other documents required to be delivered to any party pursuant to Section 7 hereof or otherwise.

(n)          Board of Directors and Board Representation. The Company agrees that it will take all reasonable action, effective at or promptly after the Closing, to fix the size of its Board of Directors at five (5) members. The Company agrees that it will not increase the size of its Board of Directors beyond five (5) members for as long as the Notes are outstanding without the consent of the Required Note Holders. S7 Finance B.V. shall have the right to appoint, and the Company shall promptly (but no later than three (3) days following written request from S7 Finance B.V.) appoint, three (3) members of the Company’s Board of Directors; and the remaining two (2) members shall be appointed by the Company’s stockholders. In addition, for so long as any Notes are outstanding, the Required Note Holders shall have the right to appoint one observer to participate (in person or electronically) in each meeting of the Company’s Board of Directors.

(o)          Litigation Committee. Promptly following closing, the Company’s board of directors shall establish a special committee to review and supervise the conduct of litigation matters (the “Special Litigation Committee”), which Special Litigation Committee shall be comprised of up to three (3) directors, of which a majority of the directors shall consist of directors designated by S7 Finance B.V., if S7 Finance B.V. shall have designated directors. The Company shall engage, retain or issue a power of attorney to Mr. Abeezar E Faizullabhoy of Argus Partners, Mumbai, India (or one or more other representatives or consultants acceptable to S7 Finance B.V.) (each, a “Litigation Coordinator”) who shall be granted full authority and be empowered, as permitted by law, to negotiate on behalf of the Company in respect of the Company’s court, litigation, arbitration, enforcement, mediation and/or settlement matters, including the Company’s dispute with MMPL and its related shareholders and companies. The Litigation Coordinator shall participate in all discussions and negotiations (whether in person or by telephone) involving such matters, including strategy discussions and settlement negotiations, and shall be furnished copies of all correspondence by and between the Company and counsel of the Company regarding such litigation/dispute matters. The Litigation Coordinator shall be subject to supervision by, and shall report to, the Special Litigation Committee, and any final settlement offers shall be subject to approval by the Special Litigation Committee.

(p)          Legal Counsel. The Company shall take reasonable steps to hire an internal legal counsel (or Senior Litigation Officer or equivalent), whose candidacy shall be approved by the Company’s board of directors, and such person will be responsible for providing reports to the Company’s board of directors upon request, subject to the reasonable terms of the engagement of such counsel.

(q)         Amendment to Series H Preferred Stock. The Company shall, within 10 days of the Closing, have delivered to such Buyer an amendment or restatement of the Certificates of Designation of Series H Preferred Stock held by S7 Finance B.V. to permit the holder to increase or decrease the 4.99% ownership limitation applicable to its shares of Preferred Stock by providing not less than 61 days’ prior written notice to the Company.

(r)           Sale of Additional Notes and Additional Warrants. Within 30 days after the First Closing, and subject to the final sentence of this paragraph, the Company may sell additional Notes and Warrants on the same economic terms as the Notes and Warrants sold to the Buyers at the First Closing (including, for the avoidance of doubt, maturity date of the Notes, and except that the amount of the loan represented by any such additional Note shall be fully funded on the date of issuance of such additional Note and the Buyer thereof shall have no ongoing commitment to fund under such additional Note) and in accordance with all applicable securities laws. Such sales of additional Notes and Warrants shall not cause the amount of Securities to be sold at all Closings to exceed $1,200,000 in aggregate principal amount of Notes sold hereunder, and not to exceed Warrants representing the right to purchase aggregate maximum of 55,600,000 Warrant Shares.

(s)          Authorization to File. The Company and each Buyer hereby authorizes the Agent and/or its counsel to file UCC financing statements without notice to the Company, with all appropriate jurisdictions, as the Agent deems appropriate, in order to further perfect or protect the Agent’s interest in the Collateral (for the ratable benefit of the Secured Parties (as defined in the Security Agreement)), including a notice that any disposition of the Collateral, by either the Company or any other Person, shall be deemed to violate the rights of the Agent under the Uniform Commercial Code.

5.            REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a)          Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes and the Warrants in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person, and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b)          Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent (the “Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Warrant Shares upon exercise of the Warrants in such amounts as specified from time to time by each Buyer to the Company upon exercise of the Warrants. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves the Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall cause its counsel to issue any requisite legal opinion referred to in the Transfer Agent Instructions to the Company’s transfer agent. Any fees (with respect to the transfer agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the Securities shall be borne by the Company.

6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes and the related Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i)        Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)       Such Buyer shall have delivered the purchase price contemplated by Section 1(c) hereof for the Notes and the related Warrants being purchased by such Buyer at the Closing pursuant to Section 1(d) hereof by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)       The representations and warranties of such Buyer shall be true and correct as of the date when made and in all material respects (except for such representation and warranties qualified by material, which shall be true and correct in all respects) as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.           CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Notes and the related Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)        The Company shall have duly executed and delivered to such Buyer each of the following documents to which it is a party: (A) each of the Transaction Documents, (B) the Notes (allocated in such principal amounts as such Buyer shall request), being purchased by such Buyer at the Closing pursuant to this Agreement and (C) the related Warrants (allocated in such amounts as such Buyer shall request) being purchased by such Buyer at the Closing pursuant to this Agreement.

(ii)       The Company shall have delivered to such Buyer a copy of the Subordination and Standstill Agreement with certain creditors of the Company for borrowed money (relating to forbearance of principal and interest payments until the Notes shall have been paid in full) in a form reasonably acceptable to such Buyer.

(iii)       The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(iv)       The Company shall have delivered to such Buyer a written consent or certified resolutions consistent with Section 3(b) and Section 3(g) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Buyer.

(v)       The representations and warranties of the Company shall be true and correct as of the date when made and in all material respects (except for such representation and warranties qualified by material or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer and Chief Financial Offer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer.

(vi)      The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(vii)      No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or other governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(viii)     Such Buyer shall have received a letter on the letterhead of the Company, duly executed by the Chief Executive Officer of the Company, setting forth the wire transfer instructions of the Company.

(ix)      The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.            TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date by delivering a written notice to that effect to each other party to this Agreement and without liability of any party to any other party. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

9.           AGENT

(a)          Appointments and Authority. Each Buyer hereby irrevocably appoints S7 Finance B.V. to act on its behalf as the collateral agent under the Security Agreement and the senior agent under the Subordination and Standstill Agreement (in such capacities, the “Agent”) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens (as defined in the Notes) to secure any of the Obligations (as defined in the Security Agreement) on Collateral (as defined in the Security Agreement) granted by the Company to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Buyers. The Company shall have no rights as a third party beneficiary of any of the provisions of this Article. The use of the term “agent” or any similar or equivalent term in connection with the appointment of the Agent hereunder is not intended to imply any fiduciary or other duties arising under legal principles governing agency relationships, and such appointment and all rights and duties of the Agent hereunder shall be ministerial and administrative in nature.

(b)          Rights As a Buyer. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Buyer as any other Buyer. Accordingly, the Agent, in its capacity as a Buyer, may exercise all rights and powers of a Buyer as though it were not the Agent, and the term Buyer or Buyers shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may lend money to, own securities of, act in any advisory capacity for and generally engage in any kind of business with the Company or other Affiliate thereof, all as if such Person were not the Agent hereunder and without any duty to account therefor to the Buyers.

(c)          Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)        shall not be subject to any fiduciary or other implied duties, regardless of whether a default or an Event of Default (as defined in the Notes) has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Agent is required to exercise as directed in writing by the Required Note Holders (or such other number or percentage of the Buyers as shall be expressly provided for herein or in the other Transaction Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Transaction Document or applicable law; and

(iii)       shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Note Holders (or such other number or percentage of the Buyers as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Transaction Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Agreement executed and delivered by the Company to the Agent granting a Lien to secure any of the Obligations, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth herein.

(d)          Reliance By Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)          Resignation of Agent.

(i)        The Agent may at any time give notice of its resignation to the Buyers and the Company. Upon receipt of any such notice of resignation, the Required Note Holders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by the Required Note Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, or by such earlier date as agreed by the Required Note Holders (the “Agent Resignation Date”), then the retiring Agent may, but shall not be obligated to, on behalf of the Buyers, appoint a successor Agent. Regardless of whether a qualifying Person has accepted such appointment, such resignation shall nonetheless become effective in accordance with such notice on the Agent Resignation Date.

(ii)       With effect from the Agent Resignation Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any Collateral held by the Agent on behalf of the Buyers under any of the Transaction Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owing to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Buyer directly, until such time, if any, as the Required Note Holders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (except with respect to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. After the retiring Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Agent and its respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

(f)           Indemnification by the Buyers. The Buyers agree to indemnify the Agent (to the extent the Agent is not reimbursed by the Company and without limiting the obligations of the Company hereunder or under any of the other Transaction Documents), ratably on a pro rata basis based on the principal amount outstanding under the Notes from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Agent in connection therewith; provided, however, that no Buyer shall be liable to the extent it is finally judicially determined that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arose primarily from the Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(g)          Non-Reliance on Agent and Other Buyers. Each Buyer acknowledges that it has, independently and without reliance upon the Agent or any other Buyer or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Buyer also acknowledges that it will, independently and without reliance upon the Agent or any other Buyer or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder. The Agent shall not have any duty or responsibility to provide any Buyer with any other credit or other information concerning the affairs, financial condition or business of the Company that may come into the possession of the Agent.

(h)          Collateral Matters. The Buyers irrevocably authorize the Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Agent under any Transaction Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing by the Required Note Holders.

Upon request by the Agent at any time, the Required Note Holders shall confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property.

10.         MISCELLANEOUS.

(a)          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)         Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)          Construction. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)          Severability; Maximum Payment Amounts. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement, or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Company and/or its Subsidiaries (as the case may be), or payable to or received by any of the Buyers, under the Transaction Documents (including any amounts that would be characterized as “interest” under applicable law) exceed amounts permitted under any applicable law. Accordingly, if any obligation to pay, payment made to any Buyer, or collection by any Buyer pursuant the Transaction Documents is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of such Buyer, the Company and its Subsidiaries and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law.

(e)          Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the aggregate principal amount of the Notes (the “Required Note Holders”) and the holders of at least a majority of the aggregate number of Warrant Shares issued or issuable under the Warrants (the “Required Warrant Holders”). Any amendment or waiver effected in accordance with this Section 10(e) shall be binding upon each Buyer and holder of Securities and the Company. No such amendment shall be effective to the extent that it applies to less than all of the Buyers or holders of Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes or holders of the Warrants, as the case may be. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise. As a material inducement for each Buyer to enter into this Agreement, the Company expressly acknowledges and agrees that no due diligence or other investigation or inquiry conducted by a Buyer, any of its advisors or any of its representatives shall affect such Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document.

(f)           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

MoneyOnMobile, Inc.

500 North Akard Street, Suite 2850

Dallas, TX 75201

Telephone:	214-758-8600
Attention:	Chief Executive Officer

With a copy (for informational purposes only) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036]

Telephone:	(212) 930-9700
Facsimile:	(212) 930-9725
Attention:	Darrin M. Ocasio, Esq.
E-mail:	dmocasio@srf.law

If to a Buyer, to its address, facsimile number and e-mail address set forth on the Schedule of Buyers, with copies (for informational purposes only) to such Buyer’s representatives, if any, as set forth on the Schedule of Buyers;

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Note Holders, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants). A Buyer may assign some or all of its rights hereunder in connection with any transfer of any of its Securities without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h)          Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 10(k).

(i)           Survival. The representations, warranties, agreements and covenants shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)          Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(e), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(l)           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock after the date of this Agreement.

(m)         Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief).

(n)          Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o)          Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p)          Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and the Company acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges and each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

MONEYONMOBILE, INC.

By:	/s/ Harold Montgomery
Name: Harold Montgomery
Title: CEO

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

S7 Finance B.V.

By:	/s/ Alla Krasnogirevia
Name: Alla Krasnogirevia
Title: Director A

By:	/s/ Dirk Slob
Name: Dirk Slob
Title: Director B

[Signature Page to Securities Purchase Agreement]

Luscinus Investments Limited

By:	/s/ Mark V. Houghton-Berry
Name: Mark V. Houghton-Berry
Title: Director

Tudor Capital (U.K.), L.P.

By:	/s/ Franck Matthews /s/ Peter Boon
Name: Franck Matthews Peter Boon
Title: Authorized Signatory

Tudor Proprietary Trading, L.L.C. EBT

By:	/s/ Franck Matthews /s/ Peter Boon
Name: Franck Matthews Peter Boon
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]